UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2010

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On December 14, 2010, Southwestern Energy Company (the “Company”) announced that, on December 13, 2010, a jury in the 273rd District Court in Shelby County, Texas, returned a verdict against one of its subsidiaries, Southwestern Energy Production Company ("SEPCO"), in the matter of Tovah Energy, LLC and Toby Berry-Helfand v. David Michael Grimes, et, al. The jury found in favor of the plaintiffs with respect to all of the statutory and common law claims and awarded approximately $11.4 million in compensatory damages.  In addition, the jury separately determined that SEPCO’s profits for purposes of disgorgement were $381.5 million.  The profit determination does not constitute a judgment or an award at this time. It is within the judge’s discretion to award none, some or all the amount of profit to the plaintiffs and that determination will be made at a later date, likely within 30 days of the verdict. The Company will be taking immediate steps to pursue all available options, including post-trial motions and appeal, to overturn the verdict and oppose the entry of a judgment for disgorgement of profits. However, the ultimate outcome for this matter is uncertain, and an adverse outcome could have a material effect on the consolidated financial condition or results of operations of the Company.

The full text of the press release issued in connection with the announcement is attached as Exhibit No. 99.1 to this Current Report on Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibits.  The following exhibit is being furnished as part of this Report.

Exhibit Number	Description

99.1	Press Release dated December 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: December 16, 2010	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 14, 2010.